Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS
Iowa City, Iowa, April 25, 2013 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three months ended March 31, 2013. Net income for the first quarter of 2013 rose to $4.8 million, or $0.56 per diluted share, compared with $4.4 million, or $0.52 per diluted share, for the first quarter of 2012.
Net income for the first quarter of 2013 was 8.1% higher than the same period in 2012 primarily due to:

•	a 4.1% increase in net interest income; and

•	a 65.5% decrease in the provision for loan losses;

•	partially offset by a decrease of 5.2% in noninterest income.
“We are off to a strong start to 2013,” stated President and Chief Executive Officer, Charles N. Funk. “Much of our improved performance came from the strong results of our loan pools and this was a big factor in achieving growth over last year.  While we are exiting this line of business, we believe that the positive results attained in the first quarter is a favorable indicator of overall improvement in the general economy. Most of the financial indicators that we closely monitor continue to improve as well, and we are especially pleased with our 11.98% annualized return on tangible equity and 58.56% efficiency ratio attained for the first quarter.”
Results of Operations
Net interest income for the first quarter of 2013 improved $0.5 million, or 4.1%, from $13.3 million for the first quarter of 2012, to $13.8 million. Income from loan pool participations was $1.1 million for the first quarter of 2013, an increase of $0.6 million compared to the same period a year ago, on a much lower level of investment in 2013, as the Company continues to exit this line of business as balances pay down. Despite increases in loan balances, loan interest income decreased $1.0 million, or 7.4%, to $12.1 million for the first quarter of 2013, compared to $13.1 million for the same period of 2012, due to the general low interest rate environment. Income from investment securities was unchanged at $4.0 million for the first quarter of 2013 compared to the first quarter of 2012, as lower yields offset an increase in the average balance of investment securities of $58.7 million between the two comparable periods. Interest expense decreased $0.9 million, or 20.3%, to $3.4 million for the first quarter of 2013, compared to $4.3 million for the same period of 2012, primarily due to lower expense on deposit accounts resulting from lower interest rates.
The net interest margin for the first quarter of 2013, calculated on a fully tax-equivalent basis, was 3.51%, virtually unchanged from the 3.52% net interest margin for the first quarter of 2012. Lower rates paid on interest-bearing liabilities largely offset the lower yields being received on interest-earning assets.
“The pressure on net interest margins is an industry-wide phenomenon and MidWestOne is not immune,” noted Mr. Funk. “While we are pleased with the modest loan growth experienced in the first quarter, the new loans we are booking are at historic low interest rates. Although we see some loan growth opportunities in our markets, the competition for each loan is intense and it seems clear that even with loan growth, asset yields will continue to come down.”
The provision for loan losses for the first quarter of 2013 was $0.2 million, a decrease of $0.4 million, or 65.5%, from $0.6 million in the first quarter of 2012. The decreased provision reflects both management’s belief that the regional economy has generally stabilized and is showing signs of renewed growth and the effects of a significant loan recovery during the first quarter of 2013.
Noninterest income for the first quarter of 2013 decreased to $4.0 million, down $0.2 million, or 5.2%, from $4.2 million in the first quarter of 2012. The decline was primarily due to a $0.4 million, or 83.5%, decline in net gains on the sale of available for sale securities and fixed assets to $0.1 million for the first quarter of 2013, compared to $0.5 million in the first quarter of 2012, and a $0.1 million decrease in other service charges, commissions and fees between the comparative periods. These decreases were partially offset by an increase in mortgage origination and loan servicing fees of $0.3 million, or 36.1%, to $1.0 million for the first quarter of 2013, compared to $0.7 million for the same quarter of 2012. The increase was due to a higher volume of loans originated and sold on the secondary market. In addition, trust, investment, and insurance fees increased $0.1 million, or 7.7%, to $1.3 million during the first quarter of 2013, compared with $1.2 million in the first quarter of 2012, primarily as a result of increased trust department fee income.
“While noninterest income as a whole declined, two of our key business lines--mortgage lending and wealth management--continue to show improvement,” stated Mr. Funk. “It is critical that we continue to build our wealth management business as a partial offset to the net interest margin pressure we see on the horizon. Our mortgage lending area continues to do a good job of serving our customers in a low interest rate environment, but we know that this music will not play forever, and as such, we have put more emphasis than ever before on purchase (as opposed to refinance) transactions.”
First quarter 2013 noninterest expense was $11.0 million, an increase of $0.2 million, or 1.8%, from $10.8 million for the first quarter of 2012. Salaries and employee benefits increased $0.3 million, or 5.4%, primarily due to annual salary increases for employees that were effective at the beginning of 2013, and increased benefit costs. With the exception of a small increase in occupancy expense, all other noninterest expense categories experienced a decline for the first quarter of 2013, compared with the first quarter of 2012.
Income tax expense was $1.8 million for the first quarter of 2013 compared with $1.6 million for the same period in 2012. The expense variation was primarily due to changes in the levels of taxable income.
Balance Sheet and Asset Quality
Total assets were steady at $1.79 billion at March 31, 2013, the same as December 31, 2012. Increased balances in both available for sale securities and a slight increase in loans, were offset by a decrease in cash and cash equivalents and loan pool participations. Deposit balances and repurchase agreements both decreased, while Federal Home Loan Bank (FHLB) borrowings and Federal Funds purchased increased. Total deposits at March 31, 2013, declined to $1.37 billion, a decrease of $26.1 million, or 1.9%, from December 31, 2012, and repurchase agreements decreased $14.5 million to $54.3 million at March 31, 2013, from $68.8 million at December 31, 2012. Deposit reduction was primarily concentrated in commercial and business accounts, mainly in commercial NOW and money market accounts.
Total bank loans (excluding loan pool participations and loans held for sale) remained steady at $1.04 billion at March 31, 2013, the same as at December 31, 2012. Increases were primarily in other commercial real estate, commercial and industrial, and one- to four- family first lien loans. These increases were partially offset by decreases in construction and development, agricultural, and one- to four- family junior liens. At the end of the first quarter of 2013, the largest category of bank loans was commercial real estate, comprising 43% of the portfolio, of which 8% was construction and development, 8% was farmland, and 4% was multifamily residential mortgages. Residential real estate loans was the next largest category at 24%, followed by commercial and industrial loans at 23%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans increased slightly from $10.7 million, or 1.03% of total bank loans, at December 31, 2012, to $10.8 million, or 1.03% of total bank loans, at March 31, 2013. At March 31, 2013, nonperforming loans consisted of $2.4 million in nonaccrual loans, $7.7 million in troubled debt restructures (“TDRs”) and $0.7 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $2.9 million, TDRs of $7.1 million, and loans past due 90 days or more and still accruing of $0.6 million at December 31, 2012. The increase in overall nonperforming loans was primarily due to the addition of five new loans to TDR status (one commercial, two commercial real estate, one residential real estate first lien and one residential real estate junior lien), along with two previously restructured loans (one commercial and one residential real estate) that were classified as TDRs in the quarter due to payment default. The reduction in nonaccrual loans resulted from normal collection activity. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $6.5 million at March 31, 2013, compared with $6.1 million at December 31, 2012. At March 31, 2013, other real estate owned (not included in nonperforming loans) was $3.0 million, down from $3.3 million at December 31, 2012. During 2013 the Company added one property to other real estate owned, while at the same time selling one property, excluding lot sales from existing development properties. As of March 31, 2013, the allowance for bank loan losses was $16.3 million, or 1.56% of total bank loans, compared with $16.0 million, or 1.54% of total bank loans, at December 31, 2012. The allowance for loan losses represented

151.12% of nonperforming bank loans at March 31, 2013, compared with 149.77% of nonperforming bank loans at December 31, 2012. The bank had net bank loan recoveries of $0.1 million in the first three months of 2013, or an annualized 0.04% of average bank loans outstanding, compared to net charge-offs of $0.6 million and 0.24% for the same period of 2012.
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $34.5 million at March 31, 2013, down from $37.8 million at December 31, 2012, and $48.0 million at the end of the first quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 11.97% for the first quarter of 2013, up from 3.61% for the first quarter of 2012. The net yield was higher in the first quarter of 2013 due to the payoff of several loans in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 78.4% as of March 31, 2013, compared with 76.7% as of December 31, 2012.
Investment securities totaled $605.0 million at March 31, 2013, or 33.9% of total assets, up from $590.2 million, or 32.9% of total assets, as of December 31, 2012. Due to the increased uncertainty as to whether the Basel III capital requirements will be adopted as originally proposed, management decided that placing new investment security purchases in the available for sale classification was the most prudent course of action. A total of $572.5 million of the investment securities were classified as available for sale at March 31, 2013. As of March 31, 2013, the portfolio consisted mainly of U.S. government agencies (11.4%), mortgage-backed securities (42.9%), and obligations of states and political subdivisions (39.7%).
Capital Adequacy
Total shareholders’ equity was $176.9 million as of March 31, 2013. The total shareholders’ equity to total assets ratio was 9.90% at March 31, 2013, up from 9.70% at December 31, 2012. The tangible equity to tangible assets ratio was 9.43% at March 31, 2013, compared with 9.22% at December 31, 2012. Tangible book value per share was $19.72 at March 31, 2013, up from $19.39 per share at December 31, 2012. This increase was primarily attributable to net income of $4.8 million for the first three months of 2013.
“We consider tangible equity to tangible assets as the most important capital measurement in banking today,” continued Mr. Funk. “At 9.43%, our capital is strong and gives us the ability to use this strength to reward shareholders through a strong and secure dividend and occasional stock repurchase programs. Our dividend of $0.125 per share for the first quarter of 2013 is 47.1% higher than the prior year period. We will continue to repurchase our common stock when we believe it is in the best interests of our shareholders.”
Renewal of Universal Shelf Registration Statement
On February 15, 2013, the Company filed a universal shelf registration statement registering for future sale up to $25.0 million of securities from time to time in one or more offerings. This represents the renewal of a universal shelf registration statement that the Company had filed in February 2010 registering for future sale an identical amount of securities. Given the growth opportunities in the Company’s market area, management believes that it is prudent to have all options available to raise additional capital.
Quarterly Cash Dividend Declared
On April 18, 2013, the Company’s board of directors declared a second quarter cash dividend of $0.125 per common share, which is the same as the dividend paid last quarter, and a 31.6% increase from the dividend paid in the last two quarters of 2012. The dividend is payable June 17, 2013, to shareholders of record at the close of business on June 1, 2013. At this quarterly rate, the indicated annual cash dividend is equal to $0.50 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 26, 2013. To participate, dial 877-317-6789 at least fifteen minutes before the call’s start time. If you are unable to participate on the call, a replay will be available until May 28, 2013 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.

About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules proposed by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible equity to tangible assets ratio, return on average equity and various performance metrics excluding one-time events. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands)	2013	2012	2012
Tangible Equity
Total shareholders’ equity	$176,865	$173,932	$159,270
Less: Intangible assets, net	(9,303)	(9,469)	(10,053)
Tangible equity	$167,562	$164,463	$149,217
Tangible Assets
Total assets	$1,785,645	$1,792,819	$1,725,844
Less: Intangible assets, net	(9,303)	(9,469)	(10,053)
Tangible assets	$1,776,342	$1,783,350	$1,715,791
Common shares outstanding	8,498,484	8,480,488	8,464,820
Tangible book value per share	$19.72	$19.39	$17.63
Tangible equity/tangible assets	9.43%	9.22%	8.70%
Tier 1 Capital
Total shareholders’ equity	$176,865	$173,932	$159,270
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464
Net unrealized gains on securities available for sale	(7,253)	(8,180)	(3,831)
Less: Disallowed intangibles	(9,471)	(9,617)	(10,185)
Tier 1 Capital	$175,605	$171,599	$160,718
Average Assets
Quarterly average assets	$1,764,354	$1,757,910	$1,680,189
Less: Disallowed intangibles	(9,471)	(9,617)	(10,185)
Average Assets	$1,754,883	$1,748,293	$1,670,004
Tier 1 capital/average assets	10.01%	9.82%	9.62%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands)	2013	2012	2012
Net income	$4,790	$16,751	$4,432
Plus: Intangible amortization, net of tax(1)	110	513	128
Adjusted net income	$4,900	$17,264	$4,560
Plus: Loss on termination of pension	—	6,088	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—
Net tax effect on above items(2)	—	(755)	—
Adjusted net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,900	$18,550	$4,560
Average tangible equity
Average total shareholders’ equity	$175,213	$165,429	$157,933
Less: Average intangible assets, net	(9,369)	(9,785)	(10,129)
Average tangible equity	$165,844	$155,644	$147,804
Return on average tangible equity (annualized)	11.98%	11.09%	12.41%
Return on average tangible equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	11.98%	11.92%	12.41%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands, except earnings per share)	2013	2012	2012
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,791	$53,350	$13,248
Plus tax equivalent adjustment:(1)
Loans	194	827	195
Securities	604	2,304	556
Tax equivalent net interest income (1)	$14,589	$56,481	$13,999
Average interest earning assets	$1,685,601	$1,630,835	$1,598,344
Net interest margin	3.51%	3.46%	3.52%
Net income	$4,790	$16,751	$4,432
Plus: Loss on termination of pension	—	6,088	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—
Net tax effect of above items(2)	—	(755)	—
Net income, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,790	$18,037	$4,432
Return on average assets (annualized)	1.09%	0.97%	1.05%
Return on average assets, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	1.09%	1.05%	1.05%
Return on average equity (annualized)	11.09%	10.13%	11.29%
Return on average equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	11.09%	10.90%	11.29%
Earnings per common share-diluted	$0.56	$1.96	$0.52
Earnings per common share-diluted, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	0.56	2.12	0.52
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands)	2013	2012	2012
Operating Expense
Total noninterest expense	10,994	48,960	10,803
Less: Amortization of intangibles and goodwill impairment	(166)	(778)	(194)
Operating expense	$10,828	$48,182	$10,609
Less: Loss on termination of pension	—	(6,088)	—
Operating expense, exclusive of loss on termination of pension	$10,828	$42,094	$10,609
Operating Revenue
Tax equivalent net interest income (1)	$14,589	$56,481	$13,999
Plus: Noninterest income	3,981	20,082	4,201
Less: Gain on sale or call of available for sale securities	(80)	(805)	(316)
(Gain) loss on sale of premises and equipment	2	(4,188)	(158)
Operating revenue	$18,492	$71,570	$17,726
Efficiency ratio	58.56%	67.32%	59.85%
Efficiency ratio, exclusive of loss on termination of pension	58.56%	58.82%	59.85%
(1) Computed assuming a federal income tax rate of 34%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2013	As of December 31, 2012
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$21,399	$30,197
Interest-bearing deposits in banks	533	16,242
Federal funds sold	—	752
Cash and cash equivalents	21,932	47,191
Investment securities:
Available for sale	572,461	557,541
Held to maturity (fair value of $32,579 as of March 31, 2013 and $32,920 as of December 31, 2012)	32,545	32,669
Loans held for sale	872	1,195
Loans	1,041,783	1,035,284
Allowance for loan losses	(16,260)	(15,957)
Net loans	1,025,523	1,019,327
Loan pool participations, net	32,379	35,650
Premises and equipment, net	25,425	25,609
Accrued interest receivable	9,443	10,292
Intangible assets, net	9,303	9,469
Bank-owned life insurance	28,907	28,676
Other real estate owned	3,025	3,278
Assets held for sale	764	764
Deferred income taxes	1,287	776
Other assets	21,779	20,382
Total assets	$1,785,645	$1,792,819
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$175,510	$190,491
Interest-bearing checking	590,899	582,283
Savings	95,760	91,603
Certificates of deposit under $100,000	298,112	312,489
Certificates of deposit $100,000 and over	213,364	222,867
Total deposits	1,373,645	1,399,733
Federal funds purchased	1,569	—
Securities sold under agreements to repurchase	54,277	68,823
Federal Home Loan Bank borrowings	152,147	120,120
Deferred compensation liability	3,533	3,555
Long-term debt	15,464	15,464
Accrued interest payable	1,492	1,475
Other liabilities	6,653	9,717
Total liabilities	1,608,780	1,618,887
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2013 and December 31, 2012	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2013 and December 31, 2012; issued 8,690,398 shares at March 31, 2013 and December 31, 2012; outstanding 8,498,484 shares at March 31, 2013 and 8,480,488 shares at December 31, 2012	8,690	8,690
Additional paid-in capital	80,243	80,383
Treasury stock at cost, 191,914 shares as of March 31, 2013 and 209,910 shares at December 31, 2012	(3,039)	(3,316)
Retained earnings	83,722	79,995
Accumulated other comprehensive income	7,249	8,180
Total shareholders' equity	176,865	173,932
Total liabilities and shareholders' equity	$1,785,645	$1,792,819

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	For the Three Months Ended March 31,
	2013	2012
Interest income:
Interest and fees on loans	$12,114	$13,080
Interest and discount on loan pool participations	1,080	454
Interest on bank deposits	5	10
Interest on investment securities:
Taxable securities	2,630	2,752
Tax-exempt securities	1,361	1,219
Total interest income	17,190	17,515
Interest expense:
Interest on deposits:
Interest-bearing checking	671	829
Savings	36	37
Certificates of deposit under $100,000	1,239	1,590
Certificates of deposit $100,000 and over	633	773
Total interest expense on deposits	2,579	3,229
Interest on federal funds purchased	9	3
Interest on securities sold under agreements to repurchase	36	55
Interest on Federal Home Loan Bank borrowings	692	803
Interest on notes payable	8	9
Interest on long-term debt	75	168
Total interest expense	3,399	4,267
Net interest income	13,791	13,248
Provision for loan losses	200	579
Net interest income after provision for loan losses	13,591	12,669
Noninterest income:
Trust, investment, and insurance fees	1,349	1,253
Service charges and fees on deposit accounts	707	767
Mortgage origination and loan servicing fees	1,044	767
Other service charges, commissions and fees	572	710
Bank-owned life insurance income	231	230
Gain on sale or call of available for sale securities (Includes $80 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three months ended March 31, 2013)	80	316
Gain (loss) on sale of premises and equipment	(2)	158
Total noninterest income	3,981	4,201
Noninterest expense:
Salaries and employee benefits	6,293	5,972
Net occupancy and equipment expense	1,688	1,644
Professional fees	683	732
Data processing expense	391	446
FDIC insurance expense	294	310
Amortization of intangible assets	166	194
Other operating expense	1,479	1,505
Total noninterest expense	10,994	10,803
Income before income tax expense	6,578	6,067
Income tax expense (Includes $31 income tax expense reclassified from accumulated other comprehensive income for the three months ended March 31, 2013)	1,788	1,635
Net income	$4,790	$4,432

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2013	As of and for the Year Ended December 31, 2012	As of and for the Three Months Ended March 31, 2012
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.81	$20.51	$18.82
Tangible book value per share	19.72	19.39	17.63
Financial Ratios:
Tangible equity/tangible assets	9.43%	9.22%	8.70%
Total shareholders’ equity/total assets	9.90%	9.70%	9.23%
Tier 1 capital/average assets	10.01%	9.82%	9.62%
Total bank loans/total deposits	75.84%	73.96%	72.97%
Total loans + loan pool participations/total deposits	78.35%	76.66%	76.54%
Asset Quality
Gross bank loans	$1,041,783	$1,035,284	$981,146
Allowance for bank loan losses	16,260	15,957	15,679
Net charge-offs (recoveries)	(103)	2,098	576
Bank loans past due 30 - 89 days	6,465	6,141	7,940
Other real estate owned	3,025	3,278	3,773
Non-performing bank loans
Non-accrual loans	$2,385	$2,938	$6,331
Restructured loans	7,708	7,144	7,634
Loans 90+ days past due and still accruing interest	667	572	540
Total non-performing bank loans	10,760	10,654	14,505

Gross loan pool participations	$34,513	$37,784	$48,042
Allowance for loan pool participation losses	2,134	2,134	2,134
Net bank loan charge-offs (recoveries)/average bank loans - annualized	(0.04)%	0.21%	0.24%
Nonperforming bank loans/total bank loans	1.03%	1.03%	1.48%
Nonperforming bank loans + other real estate/total assets	0.77%	0.78%	1.06%
Allowance for bank loan losses/total bank loans	1.56%	1.54%	1.60%
Allowance for loan pool participation losses/total loan pool participations	6.18%	5.65%	4.44%
Allowance for bank loan losses/nonperforming bank loans	151.12%	149.77%	108.09%

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31, 2012
	2013	2012	2012
Per share data:
Ending number of shares outstanding	8,498,484	8,464,820	8,480,488
Average number of shares outstanding	8,493,376	8,497,919	8,485,008
Diluted average number of shares	8,536,495	8,528,828	8,527,544
Earnings per common share - basic	$0.56	$0.52	$1.97
Earnings per common share - diluted	0.56	0.52	1.96
Dividends paid per common share	0.125	0.085	0.36
Performance Ratios:
Return on average assets	1.09%	1.05%	0.97%
Return on average shareholders’ equity	11.09%	11.29%	10.13%
Return on average tangible equity	11.98%	12.41%	11.09%
Net interest margin (Fully Tax Equivalent)	3.51%	3.52%	3.46%
Efficiency ratio*	58.56%	59.85%	67.32%
Average Balances:
Total bank loans	$1,034,560	$981,352	$1,001,259
Total loan pool participations	36,590	50,609	44,507
Interest-earning assets	1,685,601	1,598,344	1,630,835
Total assets	1,774,931	1,691,513	1,721,792
Interest-bearing deposits	1,201,842	1,152,725	1,164,635
Interest-bearing liabilities	1,403,064	1,359,320	1,370,232
Total equity	175,213	157,933	165,429

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.